RUSSELL INVESTMENT COMPANY

AMENDMENT TO THIRD AMENDED AND RESTATED

MASTER TRUST AGREEMENT

Regarding Abolishment of Certain Classes of Shares

AMENDMENT NO. 8 to the Third Amended and Restated Master Trust Agreement dated March 1, 2018 (referred to herein as the “Agreement”), done this 9th day of July, 2020, by the Trustees under such Agreement.

WITNESSETH:

WHEREAS, the Trustees approved the redesignation of Class E Shares of the Equity Income Fund, Sustainable Equity Fund, U.S. Dynamic Equity Fund, U.S. Strategic Equity Fund, U.S. Small Cap Equity Fund, International Developed Markets Fund, Global Equity Fund, Emerging Markets Fund, Tax-Managed U.S. Large Cap Fund, Tax-Managed U.S. Mid & Small Cap Fund, Tax-Managed International Equity Fund, Tax-Managed Real Assets Fund, Opportunistic Credit Fund, Unconstrained Total Return Fund, Strategic Bond Fund, Investment Grade Bond Fund, Short Duration Bond Fund, Tax-Exempt High Yield Bond Fund, Tax-Exempt Bond Fund, Commodity Strategies Fund, Global Infrastructure Fund, Global Real Estate Securities Fund, Real Assets Fund, Multi-Strategy Income Fund, Multi-Asset Growth Strategy Fund, Strategic Call Overwriting Fund, Multifactor U.S. Equity Fund, Multifactor International Equity Fund, Multifactor Bond Fund, Conservative Strategy Fund, Moderate Strategy Fund, Balanced Strategy Fund, Growth Strategy Fund and Equity Growth Strategy Fund (the “Sub-Trusts”) to Class S Shares of the Sub-Trusts, and such redesignation was effected on July 9th, 2020;

WHEREAS, following the redesignation, there are no Shares outstanding of Class E;

WHEREAS, Section 4.1 of the Agreement provides that at any time that there are no Shares outstanding of any particular Sub-Trust or Class previously established and designated, the Trustees may, by an instrument executed by a majority of their number, abolish that Sub-Trust or Class and the establishment and designation thereof;

WHEREAS, the Trustees wish to abolish Class E Shares; and

WHEREAS, Section 4.1 of the Agreement provides that a Trustee may act for such purpose without shareholder approval.

NOW, THEREFORE, the Trustees hereby authorize the abolishment of Class E Shares.

AMENDMENT OF ARTICLE IV

Section 4.3 Establishment and Designation of Classes of the Sub-Trusts.

Without affecting the rights and preferences of any existing Sub-Trust or class of any existing Sub-Trust, the Trustees hereby abolish Class E Shares.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands and seals for themselves and their assigns, as of the day and year first above written. This instrument may be executed in one or more counterparts, all of which shall together constitute a single instrument.

/s/Thaddas L. Alston	/s/Julie Dien Ledoux
Thaddas L. Alston	Julie Dien Ledoux

/s/Kristianne Blake	/s/Raymond P. Tennison
Kristianne Blake	Raymond P. Tennison

/s/Cheryl Burgermeister	/s/Jack R. Thompson
Cheryl Burgermeister	Jack R. Thompson

/s/Katherine W. Krysty
Katherine W. Krysty

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